UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 17, 2009

(Date of report; date of

earliest event reported)

Commission file number: 333-72343

TRUE TEMPER SPORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2112620
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8275 Tournament Drive

Suite 200

Memphis, Tennessee 38125

(Address of principal executive offices)

(Zip Code)

(901) 746-2000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Trigger Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 16, 2009, True Temper Sports, Inc. (the “Company”) did not make the principal payment then due on revolving credit loans, in an aggregate amount equal to $20.0 million, due to the lenders under the Amended and Restated Credit Agreement, dated as of March 27, 2006 (the “First Lien Agreement”), by and among True Temper Corporation, the Company, the lenders identified therein and Credit Suisse, as Administrative Agent.  The Company’s failure to make the scheduled principal payment on the revolving credit loans is an Event of Default under the First Lien Agreement, which entitles the lenders to immediately accelerate the repayment of all other amounts borrowed under the First Lien Agreement together with accrued and unpaid interest thereon.  As of March 16, 2009, the principal amount outstanding (including revolving credit loans) under the First Lien Agreement was $101.7 million.

Also on March 16, 2009, the Company did not pay interest then due to the holders of its 8 3/8% senior subordinated notes due 2011 (the “Notes”).  The failure to pay interest, if continued for 30 days, will constitute an Event of Default under the indenture, dated as of March 15, 2004, among the Company, the Guarantors identified therein, and the Bank of New York, as trustee (the “Indenture”), which will give the holders of the Notes the right to accelerate the payment of the principal of the Notes together with accrued and unpaid interest thereon.  The non-payment of principal then due under the First Lien Agreement also constitutes an Event of Default under the Indenture, giving the holders of the Notes the right to immediately accelerate the repayment of the principal of the Notes together with accrued and unpaid interest thereon.  As of March 16, 2009, there was $125.0 million aggregate principal amount of Notes outstanding.

The non-payment of interest under the Indenture, if continued for 30 days, will constitute an Event of Default under the Credit Agreement, dated as of January 22, 2007, as amended (the “Second Lien Agreement”), by and among True Temper Corporation, the Company, the lenders identified therein and Credit Suisse, as Administrative Agent, giving the lenders under the Second Lien Agreement the right to accelerate the repayment of amounts borrowed under the Second Lien Agreement together with accrued and unpaid interest thereon.  The non-payment of principal under the First Lien Agreement, if continued for 90 days after notice or if the maturity of principal of the First Lien Agreement is accelerated, will constitute an Event of Default under the Second Lien Agreement, giving the lenders under the Second Lien Agreement the right to accelerate the repayment of amounts borrowed under the Second Lien Agreement together with accrued and unpaid interest thereon.  As of March 16, 2009, there was $45.0 million borrowed under the Second Lien Agreement.

The Company has retained the investment banking firm, Lazard Middle Market, to assist it in exploring alternatives to enhance the Company’s capital structure.  The Company is currently in ongoing discussions with lenders under its most senior credit facility, the First Lien Agreement, to, among other things, extend the maturity of the facility.

None of the lenders under the First Lien Agreement or the Second Lien Agreement nor any holders of Notes have accelerated the payment of principal or interest under any of the applicable agreements as of the time of filing of this Current Report on Form 8-K.

A press release issued on March 17, 2009 by the Company relating to these matters is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by the Company.  This document contains forward-looking statements.  All statements which address future operating or financial performance, events or developments that we expect, plan, believe, hope, wish, forecast, predict, intend, or anticipate will occur in the future, and other similar meanings or phrases, are forward-looking statements within the meaning of the Act.

The forward-looking statements are based on management’s current views and assumptions regarding future events and future operating or financial performance.  However, there are many risk factors, including but not limited to, the Company’s substantial leverage, the Company’s ability to service its debt, the general state of the economy, the Company’s ability to execute its plans, fluctuations in the availability and price of energy, fluctuations in the availability and price of raw materials, potentially significant increases to employee health and welfare costs, competitive factors, and other risks that could cause the actual results to differ materially from estimates or predictions contained in the Company’s forward-looking statements.  Additional information concerning the Company’s risk factors is contained from time to time in the Company’s public filings with the Securities and Exchange Commission, and recently in item 1A, Risk Factors, in our 2007 Annual Report on Form 10-K, and in Part II, Item 1A of its Quarterly Report on Form 10-Q for the quarter ended September 28, 2008.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

True Temper Sports, Inc.

March 17, 2009	By:	/s/ Scott C. Hennessy
		Name:	Scott C. Hennessy
		Its:	President and Chief Executive Officer

March 17, 2009	By:	/s/ Jason A. Jenne
		Name:	Jason A. Jenne
		Its:	Vice President, Chief Financial Officer
and Treasurer

Exhibit List

Exhibit No.	Description
99.1	Press release issued on March 17, 2009